UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2020

HF ENTERPRISES INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39732	83-1079861
(State of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4800 Montgomery Lane, Suite 210
Bethesda, Maryland 20814
 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 301-971-3940

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	HFEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On November 23, 2020, HF Enterprises Inc., a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Aegis Capital Corp., as representative of the underwriters (“Aegis”), pursuant to which the Company agreed to sell to the underwriters in a firm commitment underwritten public offering (the “Offering”) an aggregate of 2,160,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an initial public offering price of $7.00 per share. Aegis has a 60 day over-allotment option to purchase up to an additional 324,000 shares of Common Stock at the initial public offering price. The Offering closed on November 27, 2020.

The Offering was the Company’s initial public offering and the shares began trading on The Nasdaq Capital Market on November 24, 2020 under the symbol “HFEN.” The shares were offered by the Company pursuant to a registration statement on Form S-1, as amended (File No. 333-235693), filed with the Securities and Exchange Commission (the “Commission”), which was declared effective by the Commission on November 12, 2020 (the “Registration Statement”). Aegis acted as lead book-running manager for the Offering and Westpark Capital, Inc. acted as co-manager.

The net proceeds to the Company from the Offering, after deducting the underwriting discount, underwriters’ fees and expenses and other expenses of the offering, were approximately $12.7 million. The Company anticipates using the net proceeds from the Offering primarily to fund possible acquisitions of new companies and properties, and for working capital and other general corporate purposes.

Also, under the terms of the Underwriting Agreement, the Company, upon closing of the Offering, issued to Aegis a warrant (the “Representative’s Warrant”) to purchase an aggregate of 108,000 shares of common stock (5% of the total shares issued in the Offering). The Representative’s Warrant is exercisable at a per share price of $9.80 (equal to 140% of the initial public offering price of the Common Stock) and is exercisable at any time and from time to time, in whole or in part, during the four year period commencing from the date of issuance.

The Underwriting Agreement contains customary representations and warranties that the parties made to, and solely for the benefit of, the other party in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for the investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Commission.

The foregoing summary of the terms of the Underwriting Agreement and the Representative’s Warrant are subject to, and qualified in their entirety by reference to, copies of the Underwriting Agreement and the form of the Representative’s Warrant that are filed as Exhibit 1.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 8.01. Other Events.

On November 23, 2020, the Company issued a press release announcing the pricing of the Offering. On November 27, 2020, the Company issued a press release announcing the closing of the Offering. Copies of these press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibit

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit Number	Description
1.1	Underwriting Agreement, dated November 23, 2020
4.1	Form of Representative’s Warrant
99.1	Press Release dated November 23, 2020
99.2	Press Release dated November 27, 2020

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

HF ENTERPRISES INC.

Date: November 27, 2020	By:	/s/ Chan Heng Fai
Name: Chan Heng Fai
Title: Chairman of the Board and Chief Executive Officer